Exhibit 99.1

Allegheny Technologies Announces First Quarter 2009 Results

  Sales were $831.6 million
  Net income attributable to ATI common stockholders was $5.9 million, or $0.06 per share
  Segment operating profit was $55.9 million, or 6.7% of sales
  Year-to-date gross cost reductions of $34.8 million
  Total debt to total capitalization improved to 20.5%
  Cash on hand increased to $506 million, which exceeded total debt

PITTSBURGH--(BUSINESS WIRE)--April 22, 2009--Allegheny Technologies Incorporated (NYSE: ATI) reported net income attributable to ATI common stockholders for the first quarter 2009 of $5.9 million, or $0.06 per share, on sales of $831.6 million.

In the first quarter 2008, ATI reported net income attributable to common stockholders of $142.0 million, or $1.40 per share, on sales of $1.34 billion.

“While we will never be satisfied with being marginally profitable, our ability to generate positive results in the first quarter demonstrates the ongoing transformation of ATI into a uniquely positioned, globally-focused diversified specialty metals company,” said L. Patrick Hassey, Chairman, President and Chief Executive Officer. “ATI remained profitable and continued to generate positive cash flow in spite of the most challenging global economic conditions we have ever seen and a significant negative impact from out-of-phase raw material surcharges and indices.

“As we previously indicated, our first quarter 2009 segment operating profit was negatively impacted by approximately $65 million of out-of-phase raw material surcharges and indices due primarily to the rapid decrease in the cost of most of our raw materials late last year.

“ATI’s financial position remains solid. We ended the first quarter with cash on hand of $506 million after we invested $108 million in self-funded capital projects. At the end of the first quarter, we had no borrowings under our $400 million domestic credit facility and no significant near-term debt maturities.

“ATI benefited from our diversified products and markets, and global reach. Direct international sales were nearly 30% of sales during the first quarter.

“Our largest market, commercial aerospace, continued to be impacted by schedule pushouts and uncertainties as the supply chain adjusted to revised commercial airplane build schedules and reduced demand from the aeroengine aftermarket.

“In the chemical process industry, our exotic alloys business benefited from a solid backlog, but demand for many of our other products was soft. In the oil and gas market, demand for our products for pipelines and offshore projects was good. On the other hand, demand for downhole drilling weakened considerably and projects for refineries and unconventional fuel, such as tar sands, remained delayed.

“In the electrical energy market, demand for our grain-oriented electrical steel was good, demand for our industrial titanium products for electrical power plants remained at a high level, and demand for our exotic alloys for nuclear energy applications continued to grow. Demand for our large castings for wind energy applications was nearly nonexistent; however, early signs of a recovery began to emerge.

“As expected, consumer-related markets, such as automotive, appliance, and residential construction were very weak.

“Benefits from our ATIBS business processes continued to be realized. We maintained our world-class safety performance and achieved gross cost reductions of nearly $35 million in the first quarter. Our 2009 cost reduction target is a minimum of $150 million.

“ATI continued to invest in unsurpassed manufacturing capabilities. Our Rowley, UT premium-grade titanium sponge facility and our Bakers, NC titanium and superalloy forging facility are both on target to begin production in the third quarter 2009. These strategic investments enhance our capabilities to serve our core long-term growth markets including aerospace and defense, chemical process industry, oil and gas, electrical energy, and medical. The melt shop consolidation at our Brackenridge, PA specialty melt shop is progressing. We expect cost savings from this project to begin in late 2010. Engineering, permitting, and site preparation continues on our Brackenridge, PA hot rolling and processing center. We now expect 2009 self-funded capital investments to be in the range of $425 million to $450 million.

“As we look forward to the second quarter we remain cautious. While we see some signs of stabilization in certain markets due to low inventory in the supply chain, demand for many products remains at a very low level, the pricing environment is challenging, and visibility is limited. The aerospace supply chain likely needs to further adjust to recently announced commercial aircraft production plans and reduced aftermarket demand. We will continue to adjust our production schedules and cost structures to market conditions and navigate through this difficult and uncertain period. We expect the second quarter 2009 segment operating profit to be negatively impacted by approximately $20 million from out-of-phase surcharges and indices.

“Considering all the above, we expect ATI’s second quarter 2009 earnings to be modestly better than the first quarter 2009. In addition, we expect to end the second quarter 2009 with a significant amount of cash on hand while continuing to self fund our capital investments.

“We remain confident in the long-term growth potential of our core aerospace and infrastructure markets that have been driving ATI’s performance. We intend to use the current difficult market conditions to continue to positively differentiate ATI as a uniquely positioned, diversified, technology-driven global specialty metals company with unsurpassed manufacturing capabilities. Our strategic direction and vision remain intact.”

	Three Months Ended
	March 31
	2009	2008
	In Millions
Sales	$831.6	$1,343.4
Net income attributable to ATI common stockholders*	$5.9	$142.0

	Per Diluted Share
Net income attributable to ATI common stockholders*	$0.06	$1.40

* Net income and net income per share amounts presented above are attributable to Allegheny Technologies Incorporated common stockholders. As required, in the first quarter 2009 the Company adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. Under the provisions of this statement, the income statement presentation has been revised to separately present consolidated net income, which now includes the amounts attributable to the Company plus noncontrolling interests (minority interests), and net income attributable solely to the Company.

First Quarter 2009 Financial Results

  Sales were $831.6 million, 38% lower than the first quarter 2008 as a result of lower selling prices and shipments. Direct international sales represented 29.4% of total sales, compared to 27.6% for the 2008 comparable period. Compared to the first quarter 2008, sales decreased 19% in the High Performance Metals segment, 49% in the Flat-Rolled Products segment, and 43% in the Engineered Products segment.
  Segment operating profit was $55.9 million, or 6.7% percent of sales, compared to $240.0 million, or 17.9% of sales, for the first quarter 2008. First quarter 2009 results were negatively impacted by approximately $65 million in out-of-phase raw material surcharges and indices due primarily to the rapid decrease in the cost of most of our raw materials in the second half of the fourth quarter 2008. This was partially offset by a LIFO inventory valuation reserve benefit of $27.5 million. The first quarter 2008 included a LIFO inventory valuation reserve charge of $1.3 million.
  Net income attributable to common stockholders was $5.9 million, or $0.06 per share, compared to $142.0 million, or $1.40 per share, in the first quarter 2008. In addition to the out-of-phase surcharge issue discussed above, results for 2009 were negatively impacted by global economic conditions and higher retirement benefit costs of $23.7 million, net of tax, resulting from the significant decline in 2008 of the equity and fixed income markets and the resulting impact on the retirement plan asset valuations.
  Cash flow from operations for the 2009 first quarter was $168.9 million which benefited from a reduction in managed working capital of $216.2 million due to lower business activity and raw material costs.
  Cash on hand increased $36.1 million from 2008 year-end to $506.0 million at the end of the first quarter 2009.

  Gross cost reductions, before the effects of inflation, totaled $34.8 million for the first three months of 2009.

High Performance Metals Segment

Market Conditions

  Demand for our titanium alloys and our nickel-based alloys from the aerospace market was at lower levels as the supply chain adjusted to aircraft production schedule pushouts and reduced demand from the aeroengine aftermarket. Shipment volumes for our titanium alloys and our nickel-based alloys declined 6% and 10%, respectively, compared to the 2008 fourth quarter. Our exotic alloys business continued to benefit from a solid backlog from the chemical process industry and the nuclear energy market with shipments increasing 1% and pricing increasing 12% compared to the 2008 fourth quarter.

First quarter 2009 compared to first quarter 2008

  Sales decreased 19% to $387.9 million. Shipments decreased 21% for titanium and titanium alloys primarily due to lower demand from commercial aerospace. Shipments increased 5% for nickel-based and specialty alloys primarily due to increased sales to the electrical energy market and oil and gas markets. Shipments for exotic alloys decreased 6% primarily due to product mix. Average selling prices decreased 12% for titanium and titanium alloys and 21% for nickel-based and specialty alloys, but increased 28% for exotic alloys. Average selling prices for titanium and titanium alloys and nickel-based and specialty alloys decreased primarily due to lower raw materials indices as a result of lower raw materials costs, and a more competitive pricing environment.
  Segment operating profit decreased to $54.3 million, or 14.0% of sales, a $77.1 million decrease compared to the first quarter 2008. The decrease in operating profit primarily resulted from lower base-selling prices and shipments for most products and the negative impact of raw material costs, primarily nickel and titanium, being higher than the raw material indices included in our selling prices due to long manufacturing cycle times, which totaled approximately $17 million. These negative impacts were partially offset by higher margins on exotic alloys and the benefits of gross cost reductions. There was no change in our LIFO inventory valuation reserve in the 2009 first quarter. A LIFO inventory valuation charge of $1.3 million was recognized in the first quarter 2008 in this segment.
  Results benefited from $20.5 million of gross cost reductions.

Flat-Rolled Products Segment

Market Conditions

  Demand for certain high-value products, such as grain-oriented electrical steel and industrial titanium products, was at reasonably good levels relative to economic conditions. Demand for most of our stainless products was weak particularly from consumer markets such as automotive, appliance, and residential construction.

First quarter 2009 compared to first quarter 2008

  Sales were $378.2 million, 49% lower than the first quarter 2008. Shipments of standard stainless products decreased 40% while high-value products shipments declined 22%. Average transaction prices for all products, which include surcharges, were 25% lower due to a combination of reduced raw material surcharges and lower base prices for most products due to a more competitive pricing environment.

  Segment operating profit decreased to $7.7 million, or 2.0% of sales, compared to $102.9 million, or 13.8% of sales, for the 2008 period. The decline in operating profit primarily resulted from lower shipments and average base selling prices for most of our products and the negative impact from $48 million of higher cost material purchased in 2008 flowing through cost of sales and not being in phase with raw material surcharges included in selling prices due primarily to the rapid decrease in raw material costs in the second half of the fourth quarter 2008 and the long manufacturing times of some of our products. These negative impacts were partially offset by a $26.2 million decrease in the LIFO inventory valuation reserve and the benefits of gross cost reductions. There was no change in our LIFO inventory valuation reserve in the first quarter 2008.
  Results benefited from $12.1 million in gross cost reductions.

Engineered Products Segment

Market Conditions

  Demand for our tungsten and tungsten carbide products, forged products, and cast products was weak. Demand for our titanium precision metal processing conversion services was stable.

First quarter 2009 compared to first quarter 2008

  Sales of $65.5 million were 43% lower than the first quarter 2008.
  Segment operating loss was $6.1 million compared to income of $5.7 million for the comparable 2008 period. The decline was primarily due to significantly reduced demand and the impact of unabsorbed operating costs resulting from very low operating rates. The first quarter 2009 results included a LIFO inventory valuation reserve benefit of $1.3 million primarily due to lower raw material costs. There was no change in our LIFO inventory valuation reserve in the first quarter 2008.
  Results benefited from $2.2 million of gross cost reductions.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, increased to $37.3 million in the first quarter 2009, compared to zero in the first quarter 2008. This increase is primarily a result of lower returns on plan assets in 2008 partially offset by the positive benefits of the voluntary pension contributions made over the last several years. We now expect 2009 retirement benefit expense to be approximately $149 million, compared to $8.4 million of expense in 2008. For the full year, we now expect pension expense to be $126 million in 2009, compared to pension income of $12.2 million in 2008.
  For the first quarter 2009, retirement benefit expense included in cost of sales was $27.7 million and the amount included in selling and administrative expenses was $9.6 million. For the first quarter 2008, the amount of retirement benefit income included in cost of sales was $0.3 million, and the retirement benefit expense included in selling and administrative expenses was $0.3 million.

Other Expenses

  Corporate expenses for the first quarter 2009 were $14.4 million, compared to $17.7 million in the year-ago period. This decrease was due primarily to lower expenses associated with long-term performance-based cash incentive compensation programs.
  First quarter 2009 interest income, net of interest expense, was $0.1 million compared to net interest income of $0.2 million in the year-ago period. Interest expense benefited from the capitalization of interest costs on strategic capital projects of $9.0 million in the first quarter 2009 and $5.7 million in the first quarter 2008.
  Selling and administrative expenses were $80.8 million in the first quarter 2009, $10.6 million higher than the first quarter 2008. The increase in selling and administrative expenses was due primarily to a $9.3 million increase in retirement benefit expense, higher research and development costs, and lower foreign currency gains, which offset initiatives to control costs.

Income Taxes

  First quarter 2009 results include an income tax benefit of $5.0 million compared to an income tax provision of $77.9 million, or 35.2% of income before tax, for the comparable 2008 quarter. The 2009 first quarter benefited from a lower income tax provision due primarily to $5.1 million of discrete adjustments associated primarily with prior years taxes. The 2008 first quarter included a discrete $2.6 million benefit related to foreign taxes.

Cash Flow, Working Capital and Debt

  Cash on hand was $506.0 million at the end of the first quarter 2009, an increase of $36.1 million from year end 2008.
  Cash flow from operations in the first quarter 2009 was $168.9 million which benefited from a reduction of $216.2 million in managed working capital due to lower business activity and raw material costs.
  The reduction in managed working capital resulted from a $82.2 million decrease in accounts receivable and a $181.1 million decrease in inventory, partially offset by a $47.1 million decrease in accounts payable.
  At March 31, 2009, managed working capital improved to 34.5% of annualized sales, compared to 35.2% of annualized sales at year-end 2008. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $109.2 million in the first quarter 2009 and consisted primarily of capital expenditures.
  Cash used in financing activities was $23.6 million in the 2009 first three months primarily due to dividend payments of $17.6 million, a reduction in borrowings of $5.6 million, and $0.4 million for taxes on share-based compensation.
  Net debt as a percentage of total capitalization was a negative 0.1% at the end of the first quarter 2009 as cash on hand exceeded total debt at the end of the quarter, compared to a positive 2.0% at the end of 2008. Total debt to total capital improved to 20.5% at March 31, 2009, compared to 20.7% at the end of 2008.

  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

New Accounting Pronouncement Adopted in 2009

  As required, in the first quarter 2009, we adopted Statement of Financial Accounting Standards No. 160 (“FAS 160”), “Noncontrolling Interests in Consolidated Financial Statements”. Early adoption of this standard was prohibited. FAS 160 changes the classification of noncontrolling (minority) interests on the balance sheet and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under the new standard, noncontrolling interests are considered equity and are reported as an element of stockholders’ equity rather than within the mezzanine or liability sections of the balance sheet. In addition, the practice of reporting minority interest expense or benefit changed. Under the new standard, net income encompasses the total income before minority interest expense or benefit. The income statement includes separate disclosure of the attribution of income or loss between the controlling and noncontrolling interests. Increases and decreases in the noncontrolling ownership interest amount are accounted for as equity transactions. As a result of adopting FAS 160, the balance sheet and the income statement have been recast retrospectively for the presentation of noncontrolling (minority) interest in our STAL joint venture.

Allegheny Technologies will conduct a conference call with investors and analysts on April 22, 2009, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including credit market conditions and related issues, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, medical and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.3 billion during 2008. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

	Allegheny Technologies Incorporated and Subsidiaries
	Consolidated Statements of Income (a)
	(Unaudited, dollars in millions, except per share amounts)

		Three Months Ended
		March 31
		2009	2008

	Sales	$ 831.6	$ 1,343.4
	Costs and expenses:
	Cost of sales	750.9	1,052.8
	Selling and administrative expenses	80.8	70.2
	Income (loss) before interest, other income and income taxes	(0.1)	220.4
	Interest income, net	0.1	0.2
	Other income, net	0.3	1.0
	Income before income tax provision (benefit)	0.3	221.6
	Income tax provision (benefit)	(5.0)	77.9

	Net income	5.3	143.7

	Less: Net income (loss) attributable to noncontrolling interests	(0.6)	1.7

	Net income attributable to ATI	$ 5.9	$ 142.0

	Basic net income per common share attributable to ATI common stockholders	$ 0.06	$ 1.41

	Diluted net income per common share attributable to ATI common stockholders	$ 0.06	$ 1.40

	Weighted average common shares
	outstanding -- basic (millions)	97.2	100.8

	Weighted average common shares
	outstanding -- diluted (millions)	97.8	101.6

	Actual common shares outstanding--
	end of period (millions)	98.0	101.1

(a)

On January 1, 2009, ATI adopted Statement of Financial Accounting
Standards No. 160, "Noncontrolling Interests in Consolidated
Financial Statements, an amendment of ARB No. 51". Under the provisions of this statement, the income statement presentation has been revised to separately present consolidated net income, which now includes the amounts attributable to the Company plus
noncontrolling interests (minority interests), and net income attributable solely to the Company. Prior year presentations have been restated to conform with the new statement.

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended
	March 31
	2009	2008
Sales:
High Performance Metals	$ 387.9	$ 481.0
Flat-Rolled Products	378.2	746.9
Engineered Products	65.5	115.5

Total External Sales	$ 831.6	$ 1,343.4

Operating Profit (Loss):

High Performance Metals	$ 54.3	$ 131.4
% of Sales	14.0%	27.3%

Flat-Rolled Products	7.7	102.9
% of Sales	2.0%	13.8%

Engineered Products	(6.1)	5.7
% of Sales	-9.3%	4.9%

Operating Profit	55.9	240.0
% of Sales	6.7%	17.9%

Corporate expenses	(14.4)	(17.7)

Interest income, net	0.1	0.2

Other expense, net of
gains on asset sales	(4.0)	(0.9)

Retirement benefit expense	(37.3)	-

Income before
income taxes	$ 0.3	$ 221.6

	Allegheny Technologies Incorporated and Subsidiaries
	Consolidated Balance Sheets (a)
	(Current period unaudited--Dollars in millions)

		March 31,	December 31,
		2009	2008
	ASSETS

	Current Assets:
	Cash and cash equivalents	$ 506.0	$ 469.9
	Accounts receivable, net of allowances for
	doubtful accounts of $5.6 and $6.3 at
	March 31, 2009 and December 31, 2008,
	respectively	448.8	530.5
	Inventories, net	746.2	887.6
	Prepaid expenses and
	other current assets	44.9	41.4
	Total Current Assets	1,745.9	1,929.4

	Property, plant and equipment, net	1,709.8	1,633.6
	Deferred income taxes	263.8	281.6
	Cost in excess of net assets acquired	189.1	190.9
	Other assets	124.7	134.9

	Total Assets	$ 4,033.3	$ 4,170.4

	LIABILITIES AND EQUITY

	Current Liabilities:
	Accounts payable	$ 232.6	$ 278.5
	Accrued liabilities	273.5	322.0
	Deferred income taxes	24.8	78.2
	Short term debt and current
	portion of long-term debt	14.7	15.2
	Total Current Liabilities	545.6	693.9

	Long-term debt	488.8	494.6
	Accrued postretirement benefits	449.5	446.9
	Pension liabilities	405.2	378.2
	Other long-term liabilities	121.9	127.8
	Total Liabilities	2,011.0	2,141.4

	Total ATI stockholders' equity	1,951.0	1,957.4
	Non-controlling interests	71.3	71.6
	Total Equity	2,022.3	2,029.0

	Total Liabilities and Equity	$ 4,033.3	$ 4,170.4

(a)

On January 1, 2009, ATI adopted Statement of Financial Accounting Standards
No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an
amendment of ARB No. 51", which requires that noncontrolling interests, formerly termed minority interests, be considered a component of equity for all periods presented. Noncontrolling interests were previously classified within other long-term liabilities.

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Three Months Ended
	March 31
	2009	2008

Operating Activities:

Net income	$ 5.3	$ 143.7

Depreciation and amortization	32.3	27.3
Change in managed working capital	216.2	(148.9)
Change in retirement benefits	29.5	(6.3)
Accrued liabilities and other	(114.4)	50.2
Cash provided by operating activities	168.9	66.0
Investing Activities:
Purchases of property, plant and equipment	(108.6)	(112.0)
Asset disposals and other	(0.6)	0.3
Cash used in investing activities	(109.2)	(111.7)
Financing Activities:
Net decrease in debt	(5.6)	(5.6)
Dividends paid	(17.6)	(18.2)
Taxes on share-based compensation	(0.4)	(24.6)
Purchase of treasury stock	-	(62.3)
Exercises of stock options	-	1.1
Cash used in financing activities	(23.6)	(109.6)
Increase (decrease) in cash and cash equivalents	36.1	(155.3)
Cash and cash equivalents at beginning of period	469.9	623.3
Cash and cash equivalents at end of period	$ 506.0	$ 468.0

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31
	2009	2008
Volume:
High Performance Metals (000's lbs.)
Titanium mill products	6,938	8,770
Nickel-based and specialty alloys	9,970	9,537
Exotic alloys	1,289	1,364

Flat-Rolled Products (000's lbs.)
High value	93,928	119,792
Standard	101,574	170,620
Flat-Rolled Products total	195,502	290,412

Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$ 22.48	$ 25.54
Nickel-based and specialty alloys	$ 14.74	$ 18.56
Exotic alloys	$ 57.08	$ 44.61

Flat-Rolled Products (per lb.)
High value	$ 2.64	$ 3.22
Standard	$ 1.21	$ 2.07
Flat-Rolled Products combined average	$ 1.90	$ 2.54

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	March 31,	December 31,
	2009	2008

Accounts receivable	$ 448.8	$ 530.5
Inventory	746.2	887.6
Accounts payable	(232.6)	(278.5)
Subtotal	962.4	1,139.6

Allowance for doubtful accounts	5.6	6.3
LIFO reserve	178.1	205.6
Corporate and other	49.4	60.2
Managed working capital	$ 1,195.5	$ 1,411.7

Annualized prior 2 months
sales	$ 3,466.2	$ 4,008.0

Managed working capital as a
% of annualized sales	34.5%	35.2%

March 31, 2009 change in managed
working capital	$ (216.2)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	March 31,	December 31,
	2009	2008

Total debt	$ 503.5	$ 509.8
Less: Cash	(506.0)	(469.9)
Net debt (cash)	$ (2.5)	$ 39.9

Net debt (cash)	$ (2.5)	$ 39.9
Total ATI stockholders' equity	1,951.0	1,957.4
Net ATI capital	$ 1,948.5	$ 1,997.3

Net debt to ATI capital	(0.1)%	2.0%

Total debt	$ 503.5	$ 509.8
Total ATI stockholders' equity	1,951.0	1,957.4
Total ATI capital	$ 2,454.5	$ 2,467.2

Total debt to total ATI capital	20.5%	20.7%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004